Exhibit 10.3

CU BANCORP

2012 CHANGE IN CONTROL SEVERANCE PLAN

Effective August 1, 2012

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	SEVERANCE BENEFITS PROVISIONS	5

2.1	Eligibility for Severance Benefits	5

2.2	Severance Benefits	5

2.3	Delay of Payment Under Code Section 409A	5

ARTICLE 3	ADDITIONAL PROVISIONS	6

3.1	Ineligibility for Severance Benefits	6

3.2	Re-employment	6

3.3	Taxes	6

3.4	Limitations on Severance Benefits	6

3.5	Amendment or Termination	7

ARTICLE 4	SURVIVING PLAN PROVISIONS	7

4.1	Surviving Plan	7

ARTICLE 5	ADMINISTRATIVE PROVISIONS	7

5.1	General	7

5.2	Costs and Indemnification	8

5.3	Limitation on Employee Rights	8

5.4	Governing Law	8

5.5	Miscellaneous	8

5.6	Regulatory Provisions	9

5.7	Claims Procedures	9

APPENDIX I – ELIGIBLE COMPANY OFFICERS
APPENDIX II – FORM OF RABBI TRUST

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CU BANCORP

2012 CHANGE IN CONTROL SEVERANCE PLAN

Effective August 1, 2012

CU Bancorp, by resolution of its Board of Directors (“Board”) dated April 11, 2012, has adopted this CU Bancorp 2012 Change in Control Severance Plan (the “Plan”), effective immediately after California United Bank (the “Bank”) becomes a wholly-owned subsidiary of the CU Bancorp (“Effective Date”), for the benefit of a select group of executives of the Company (as defined below) identified in Appendix I, as may be amended from time to time. This Plan shall be unfunded for tax purposes and for purposes and Title 1 of ERISA. As defined in Section 1.14 below, this Plan is subject to a ten (10) year Term, beginning on the Effective Date. No benefits shall be payable under this Plan upon the expiration of the Term in accordance with Section 1.14.

ARTICLE 1

DEFINITIONS

Unless otherwise defined in the Plan, terms used in the Plan with the first letter capitalized shall have the meaning specified below.

1.1	“Administrator” shall mean the Compensation, Nominating and Governance Committee or certain officer or officers of the Company as designated by the Board.

1.2	“Board” shall mean the Board of Directors of the Company. The Board may delegate its power or duty over this Plan to any other person or persons, including a committee or sub-committee.

1.3	“Cause” shall mean any of the following; provided, however, the termination of the employee’s employment shall not be deemed to be for Cause unless prior to any termination for Cause such employee is provided a written finding in the good faith opinion of the Chief Executive Officer (“CEO”) of the conduct constituting Cause in this Section 1.3 after such employee has been provided a reasonable opportunity to respond to any written charges (together with counsel) specifying the particulars thereof, and taking into account the employee’s response (including any response from employee’s counsel), if any, to such charges; provided, however, in the case of the CEO, termination for Cause shall require an affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose after reasonable notice has been provided to the CEO by the Board specifying the particular charges and the CEO is given an opportunity, together with counsel, if any, to respond to such charges:

1.3.1	Fraud, misappropriation of corporate property or funds, or embezzlement;

1.3.2	Malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent;

1.3.3	Failure to materially comply with the Company’s Code of Conduct;

1.3.4	Illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the Company;

1.3.5	Willful and continued failure by the employee to perform substantially his/her duties with the Company (other than any such failure resulting from his/her incapacity due to physical or mental illness) after receiving written demand for substantial performance from his/her immediate supervisor and after having a reasonable period to correct the same, The written demand will specifically identify the manner in which such immediate supervisor believes the employee has not substantially performed his/her duties; or

1.3.6	Willful and continued engaging by the employee in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries, monetarily or otherwise; provided that for purposes of this Section 1.3 and Section 5.2, no act, or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that his/her action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company’s CEO or other duly authorized senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interest of the Company and its subsidiaries.

1.4	“Change of Control” shall mean any of the following:

1.4.1

Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes, after the Effective Date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than (A) the Company or any successor to the Company by means of a transaction that is not a Change of Control pursuant to subsection 1.4.3 of this Section 1.4, or (B) a group of two or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock, The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change of Control.

1.4.2	During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

1.4.3	The merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities or (C) a merger or consolidation of the Company with one or more other persons that are related to the Company immediately prior to the merger or consolidation. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

1.4.4	The sale or disposition by the Company of all or substantially all of the Company’s assets to one or more persons that are not related, as defined in subsection 1.4.3 of this Section 1.4, to the Company immediately prior to the sale or transfer.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with regulations thereunder.

1.6	“Company” shall mean CU Bancorp and all of its affiliates, subsidiaries, and any entity which is a successor in interest to the Company.

1.7	“Compensation” shall mean the base salary in effect on the date of an Eligible Employee’s termination of employment plus the average of the annual bonus paid to such Eligible Employee in each of the previous two completed fiscal years.

1.8	“Disability” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.9	“Eligible Employee” shall mean an employee of the Company who (i) is an “officer” of the Company listed in Appendix I as of the Effective Date or who later becomes an “officer” of the Company after the Effective Date and the Administrator has determined such person is eligible to participate in the Plan, and (ii) who is not ineligible under Section 3.1.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with regulations there under.

1.11	“Participant” shall mean an Eligible Employee.

1.12	“Plan” shall mean this CU Bancorp 2012 Change in Control Severance Plan.

1.13	“Severance Benefits” shall mean the benefits payable under this Plan.

1.14	“Term” shall mean the period beginning on the Effective Date of the Plan and ending on the tenth (10th) anniversary of such Effective Date; provided, however, that if a Change of Control occurs during the Term, the Term for purposes of the Change of Control Plan provisions shall continue in full force and effect for a period of not less than twenty-four (24) months following such Change of Control event; provided, further, however, if multiple Change of Control events occur within any twenty-four (24) month period following a Change of Control event, the Term shall again be extended for an additional twenty-four (24) months from the latest in time Change of Control event.

ARTICLE 2

SEVERANCE BENEFITS PROVISIONS

2.1	Eligibility for Severance Benefits

You will receive the benefits described in Section 2.2.1 of the Plan if you are an Eligible Employee upon the occurrence of a Change of Control (as defined in Section 1.4). You will also receive the severance benefits under Section 2.2.2 of the Plan if (i) within twenty-four (24) months following the occurrence of any Change of Control event described in Section 1.4 while you are an Eligible Employee, (ii) your employment is terminated by the Company without Cause or by you for any reason, and (iii) you execute a Waiver and Release Agreement provided to you by the Company upon your termination of employment. Notwithstanding the foregoing, in the event your employment is terminated by the Company with or without Cause (as defined in Section 1.3), the Company shall make payment to you for any earned or vested Compensation in accordance with applicable state law.

2.2	Severance Benefits

2.2.1	Upon the occurrence of a Change of Control (as defined in Section 1.4), any unvested equity compensation held by an Eligible Employee shall become immediately vested in full.

2.2.2	In the event that within twenty-four (24) months after a Change of Control of the Company (if multiple Changes of Control occur within the Term or within any twenty-four (24) month period following a Change of Control, then twenty-four (24) months is measured from the latest in time Change of Control) the employment of an Eligible Employee with the Company (i) is terminated by the Company without Cause or (ii) is terminated by such Eligible Employee for any reason, the Company upon receipt of a properly executed Waiver and Release Agreement, shall pay to such Eligible Employee the following;

(a)	a lump sum cash payment equal to a multiple of Compensation set forth next to the name of the Participant in Appendix I hereof; subject to Section 2.3 below such lump sum cash payment shall be payable within the payroll cycle following the termination date but in no event later than thirty (30) days from the date of termination of employment; and

(b)	reimbursement of any COBRA premiums paid by an Eligible Employee during the twenty-four (24) month period following the date employment is terminated.

2.3	Delay of Payment Under Code Section 409A

With respect to any Participant who is a “specified employee” as defined for purposes of Code Section 409A, if any payment to be made hereunder is considered nonqualified deferred compensation subject to Section 409A of the Code and otherwise would be made within six months following such Participant’s termination of employment (“Specified Employee Payments”), then such Specified Employee Payments shall be delayed and paid no earlier than the first day of the seventh calendar month following such termination of employment. The Specified Employee Payments to which the Participant would otherwise have been entitled following the date of Participant’s termination of employment shall be immediately accumulated and contributed to a “rabbi trust” substantially in the form attached hereto as Appendix II and paid as soon as administratively practicable following the first date of the seventh month following the date of Participant’s termination of employment, with interest on each of the Specified Employee Payments for the period of deferral, at the prime rate, as published in the Wall Street Journal (which shall be adjusted on the effective date of each change in such rate) plus 300 basis points.

ARTICLE 3

ADDITIONAL PROVISIONS

3.1	Ineligibility for Severance Benefits

Persons who are terminated by the Company with Cause shall not be eligible for Severance Benefits under the Plan.

3.2	Re-employment

If you are re-employed by the Company or a successor to the Company while severance benefits are being paid to you under the Plan, all such benefits will cease, except as otherwise agreed by the Company or the successor to the Company, as the case may be.

3.3	Taxes

Taxes will be withheld from Severance Benefits under the Plan to the extent required by any applicable laws.

3.4	Limitations on Severance Benefits

In the event the Severance Benefits provided for under this Plan or otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 3.4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then Participant’s Severance Benefits under Section 2.2 shall be delivered as to such lesser extent which would result in no portion of such payments being subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 3.4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent accountants immediately prior to the Change in Control or any other mutually agreeable independent accountants if the Company’s accountants decline or are prohibited by law, regulations or accounting standards from providing such services (the “Accountants”), in good faith consultation with Participant. In the event a reduction of benefits is necessary under this Section 3.4, such reduction shall occur in the following order: (1) reduction in cash payments; (2) reduction of acceleration of vesting of equity awards; (3)

reduction of the other benefits paid to the service provider. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the service provider’s equity awards, and if more than one equity award was made on the same date of grant, all such awards shall have their acceleration reduced pro rata. For purposes of making the calculations required by this Section 3.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.4.

3.5	Amendment or Termination

This Plan may not be amended, revised, changed, terminated or cancelled except (i) as provided under Section 5.7.5, or (ii) to increase Severance Benefits payable to Eligible Employees or to substitute a plan that would provide Severance Benefits and terms that do not adversely affect the Eligible Employees under this Plan during its Term (as defined in Section 1.14). Notwithstanding the foregoing, nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.

ARTICLE 4

SURVIVING PLAN PROVISIONS

4.1	Surviving Plan

This Plan shall be binding upon any successor to the Company and shall inure to the benefit of the Plan Participants.

ARTICLE 5

ADMINISTRATIVE PROVISIONS

5.1	General

The following provisions in this article apply to the Severance Benefits provisions of this Plan.

5.1.1

Discretion. The Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms, their intended meanings and to effectuate the letter and spirit of the Plan. The Administrator shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems appropriate in its sole discretion but to effectuate the letter and spirit of the Plan and to make any findings of fact, if needed, in the administration of the Plan. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

5.1.2	Finality of Determinations. All actions taken and all determinations made in good faith by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

5.1.3	Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent the evidenced intent.

5.2	Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its affiliates and its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

5.3	Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. This Plan shall not constitute a contract of employment of any kind.

5.4	Governing Law

To the extent that state law is applicable, the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction’s laws) shall apply.

5.5	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

5.6	Regulatory Provisions

Notwithstanding anything contained herein, in no event shall the Severance Benefits be payable to a Participant in excess of that considered by the Board of Governors of the Federal Reserve System or any other regulatory authority having jurisdiction over the Company to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. In addition, the Severance Benefits payable to a Participant under this Plan are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

5.7	Claims Procedures

5.7.1	Claims Normally Not Required. Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

5.7.2	Disputes. If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

5.7.3	Time for Filing Claims. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise.

5.7.4	Arbitration. The Participants and Company agree that any and all disputes, controversies or claims of any kind or nature arising out of or in any way related to the interpretation of this Plan, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association located nearest to where the Eligible Employee resides. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute, The Participants and Company agree that arbitration is in lieu of any and all other civil legal proceedings and that all rights to resolve disputes through court or trial by jury are hereby waived. Furthermore, the Company agrees that it will reimburse an Eligible Employee for any legal costs arising from an arbitration proceeding that results in a favorable outcome for such Eligible Employee,

5.7.5	Procedures. The Administrator has adopted the procedures for considering claims, which it may amend from time to time, as it sees fit, These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

Adopted and Approved

By:		April 10, 2012
	Signature	Date

Title:	David I. Rainer, President and Chief Executive Officer

By:		April 10, 2012
	Signature	Date

Title:	Steve G. Carpenter, Vice Chairman

APPENDIX I

ELIGIBLE COMPANY OFFICERS

Name	Title	Multiple of Compensation
David Rainer	President & CEO	3x

Anne Williams	EVP, CCO and COO	2x

Robert Dennen	EVP, CFO	2x

Anita Wolman	EVP, General Counsel	2x

Karen Schoenbaum	EVP CFO	2x

Emily Hamilton	SVP, Director of Human Resources	1.5x

Sam Kunianski	SVP, Commercial Banking	1.5x

William Sloan	SVP, Real Estate	1.5x

Amendment 1 to Appendix I

Eligible Company Officers shall also include:

Name	Title	Multiple of Compensation
Richard Hernandez	Senior Vice President	1x

Adopted by resolution of the Board of Directors on January 31, 2013

Dated this 1st Day of February, 2013

CU Bancorp

David I. Rainer, Chairman, President & CEO

Stephen G. Carpenter, Vice Chairman

Appendix II

RABBI TRUST AGREEMENT FOR CU BANCORP

Rabbi Trust Agreement

This Agreement, made this      day of                     ,         , by and between CU Bancorp (“Company”) and its subsidiaries and affiliates, and [Insert name of trustee.], (“Trustee”).

WITNESSETH:

WHEREAS, Company has adopted the CU Bancorp 2012 Change in Control Severance Plan (the “Plan”);

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of Trust.

(a) Company hereby deposits with Trustee in trust [describe assets], which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established is revocable by Company; it shall become irrevocable upon a Change of Control, as defined herein.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

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(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property, acceptable to Trustee, in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2.	Payments to Plan Participants and Their Beneficiaries.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Company shall make provision for the reporting and withholding of any Federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities. Trustee shall forward amounts to be withheld from the participants’ benefits paid from the Trust to Company for remittal to the appropriate taxing authorities.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

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Section 3.	Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

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Section 4.	Payments to Company.

Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

Section 5.	Investment Authority.

(a) All rights associated with assets of the Trust shall be exercised by Trustee or the person(s) designated by Trustee, and shall in no event be exercisable by or rest with Plan participants. In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. Company may from time to time issue directions to Trustee instructing Trustee how to invest the Trust. Trustee shall follow any such investment directions. Prior to issuing any such directions, Company shall certify to Trustee the person(s) who have the authority to issue such directions on behalf of Company. If such directions are issued, Trustee shall have no fiduciary responsibility or liability over the investment of the Trust except to follow the directions issued.

(b) Prior to the Trust becoming irrevocable, Company shall have the right, at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(c) Except as provided in paragraph (a), in the administration of the Trust, Trustee shall have the following powers:

(1) To hold and control the assets in the Trust;

(2) To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed by Company or an Investment Manager;

(3) To invest and reinvest assets of the Trust (including accumulated income) as directed by Company or an Investment Manager;

(4) To notify Company of any vote on any stock or securities held in the Trust, as all voting rights with respect to Trust assets will be exercised by Company;

(5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, or merger of any corporation, any security of which is held in the Trust;

(6) To sell or exercise any “rights” issued on any securities held in the Trust as directed by Company or an Investment Manager;

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(7) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust, and Trustee shall hold evidence of title to all such investments; and

(8) To make such distributions to Plan participants in accordance with the provisions of the Plan and this Trust Agreement.

(d) From time to time Company may appoint one or more investment managers who shall have investment discretion over all or a portion of the assets of the Trust (“Investment Managers”). Company shall notify Trustee of the appointment of any Investment Manager. In the event more than one Investment Manager is appointed, Company shall determine which assets shall be subject to the investment discretion of each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager’s investment discretion. As shall be provided in any contract between an Investment Manager and Company, such Investment Manager shall hold a revocable proxy with respect to all securities which are held at the investment discretion of such Investment Manager pursuant to such contract and such Investment Manager shall report the voting of all securities subject to such proxy on an annual basis to Company.

Section 6.	Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.	Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.

Section 8.	Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a third party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

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(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, unless the litigation is a result of Trustee’s negligence, bad faith, willful misconduct or breach of fiduciary duty. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under any policies or contracts.

(f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(h) Company shall indemnify and hold Trustee harmless for any claims arising from its administration of the Trust, provided Trustee acted in good faith in the discharge of its duties under the Trust. Trustee shall not be liable for any action taken or omitted, or for any loss or depreciation of value of the Trust where Trustee has exercised good faith and diligence in the exercise of its duties.

Section 9.	Compensation and Expenses of Trustee.

Company shall pay all administrative and Trustee’s fees and expenses.

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Section 10.	Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective 20 days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on 20 days notice or upon shorter notice accepted by Trustee.

(c) Upon a Change of Control, as defined herein, Trustee may not be removed by Company for two (2) years.

(d) If Trustee resigns within two (2) years following a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee’s resignation.

(e) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 10 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(f) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.	Appointment of Successor.

(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) If Trustee resigns pursuant to the provisions of Section 10(d) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

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(c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 5, 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.	Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

Section 13.	Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) Trustee shall be entitled to rely on the accuracy of any information furnished to it by Company or any other person(s) from whom Trustee is directed by Company to receive such information.

(e) The term “Change of Control” shall mean the first to occur of any of the following events:

(i)	Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

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becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of Company entitled to vote in the election of directors, other than a group of two or more persons not (1) acting in concert for the purpose of acquiring, holding or disposing of such stock or (2) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of Company entitled to vote in the election of directors is not a Change in Control.

(ii)	During any period of not more than twelve (12) consecutive months during which Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board of Directors of Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 13(e)) whose appointment to such Board of Directors or nomination for election to such Board of Directors was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board of Directors.

(iii)	The effective date of any consolidation or merger of Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (1) a consolidation or merger of Company in which the holders of the voting capital stock of Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (2) a consolidation or merger of Company with one or more other persons that are related to Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(iv)	The sale or transfer of substantially all of Company’s assets, to one or more persons that are not related (as defined in clause (iii) of this Section 13(e)) to Company immediately prior to the sale or transfer.

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Section 14.	Effective Date.

The effective date of this Trust Agreement shall be [insert date].

IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

CU Bancorp	[Insert name of Trustee]

By	By

Title	Title

By	By

Title	Title

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